Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363

RELEASE DATE:	Colleen M. Brown
July 19, 2012	Chief Financial Officer
412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES

QUARTERLY DIVIDEND PAYMENT AND THIRD QUARTER EARNINGS

Monroeville, Pennsylvania — July 19, 2012 — Standard Financial Corp. (the “Company”) - (NasdaqCM:  STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended June 30, 2012 of $764,000 or $0.24 per share compared to $845,000 or $0.26 per share for the quarter ended June 30, 2011.  The Company’s annualized return on average assets and average equity were 0.69% and 3.84%, respectively, for the quarter ended June 30, 2012 compared to 0.77% and 4.42%, respectively, for the quarter ended June 30, 2011.

For the nine months ended June 30, 2012, net income was $2.4 million or $0.75 per share compared to $1.7 million or $0.53 per share for the nine months ended June 30, 2011.  The $686,000 increase in net income for the nine months ended June 30, 2012 compared to the prior year period was primarily due to a one-time $908,000 after tax expense for a contribution to Standard Charitable Foundation in the first quarter of fiscal 2011.  The Company’s annualized return on average assets and average equity were 0.72% and 4.01%, respectively, for the nine months ended June 30, 2012 compared to 0.52% and 2.99%, respectively, (0.80% and 4.58%, respectively, excluding the one-time charitable foundation contribution) for the nine months ended June 30, 2011.

The Company’s board of directors declared a quarterly cash dividend of $.045 per share of the Company’s common stock.  The dividend will be payable to stockholders of record as of August 2, 2012 and will be paid on August 15, 2012.

Timothy K. Zimmerman, President & CEO, stated, “We are pleased with the consistent earnings generated despite continued weak economic conditions and historically low interest rates. Our focus remains on loan production and loan quality, expense control and managing interest rate risk.  The reduction in non-performing loans is an encouraging sign.”

Net income for the quarter ended June 30, 2012 decreased $81,000 or 9.6% compared to the prior year quarter.  The decrease was primarily the result of a decrease in net interest income of $244,000 or 7.1% and an increase in non-interest expenses of $63,000 or 2.6% partially offset by a decrease of $125,000 or 29.4% in the provision for loan losses and lower income tax expense of $82,000 or 21.1% for the quarter ended June 30, 2012 compared to the prior year quarter.

Net income for the nine months ended June 30, 2012 increased $686,000 compared to the same period in the prior year due to the one-time charitable contribution expense ($908,000 after tax impact) made in the first fiscal quarter of 2011 and a $300,000 or 25.0% lower provision for loan losses partially offset by a decrease in net interest income of $378,000 or 3.7% and an increase in non-interest expenses of $317,000 or 4.5% compared to the nine months ended June 30, 2011.

Net interest income declined slightly from $3.5 million and $10.2 million for the three and nine months ended June 30, 2011, respectively, to $3.2 million and $9.8 million for the three and nine months ended June 30, 2012, respectively. The decreases in net interest income for both periods resulted primarily from a lower yield on assets partially offset by a lower cost of funds.

The provision for loan losses was $300,000 for the current quarter compared to $425,000 for the quarter ended June 30, 2011 and $900,000 for the nine months ended June 30, 2012 compared to $1.2 million for the nine months ended June 30, 2011.  Non-performing loans at June 30, 2012 were $4.1 million or 1.39% of total loans compared to $4.6 million or 1.60% of total loans at September 30, 2011 and $3.2 million or 1.10% of total loans at June 30, 2011.

Total non-interest expenses were $2.5 million for the quarter ended June 30, 2012 compared to $2.4 million for the quarter ended June 30, 2011.  The $63,000, or 2.6%, increase was due mainly to higher personnel related expenses.  Total non-interest expenses increased $317,000 or 4.5% to $7.4 million for the nine months ended June 30, 2012 from $7.1 million for the nine months ended June 30, 2011.  The nine month increase was primarily in personnel related costs, premises and occupancy costs and other operating expenses.

Standard Financial Corp., with total assets of $442.7 million at June 30, 2012, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
OPERATIONS DATA:	2012	2011	2012	2011
Interest and Dividend Income	$4,298	$4,643	$13,113	$13,937
Interest Expense	1,091	1,192	3,318	3,764
Net Interest Income	3,207	3,451	9,795	10,173
Provision for Loan Losses	300	425	900	1,200
Net Interest Income after Provision for Loan Losses	2,907	3,026	8,895	8,973
Noninterest Income	615	596	1,800	1,749
Contribution to Standard Charitable Foundation	—	—	—	1,376
Noninterest Expenses	2,451	2,388	7,381	7,064
Income before Income Tax Expense	1,071	1,234	3,314	2,282
Income Tax Expense	307	389	937	591
Net Income	$764	$845	$2,377	$1,691

Earnings Per Share (EPS)	$0.24	$0.26	$0.75	$0.53
Annualized Return on Average Assets (ROA)	0.69%	0.77%	0.72%	0.52%
Annualized Return on Average Equity (ROE)	3.84%	4.42%	4.01%	2.99%
Net Interest Spread	2.91%	3.20%	3.01%	3.15%
Net Interest Margin	3.07%	3.37%	3.17%	3.33%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2012	2011
Total Assets	$442,703	$434,619
Cash and Cash Equivalents	10,518	12,658
Investment Securities	109,557	105,754
Loans Receivable, Net	292,329	285,113
Deposits	325,694	320,322
Borrowed Funds	33,817	31,417
Total Stockholders’ Equity	80,080	78,716

Book Value Per Share	$23.48	$22.63
Tangible Book Value Per Share	$20.73	$19.91

Allowance for Loan Losses to Total Loans	1.46%	1.56%
Non-Performing Assets to Total Assets	1.06%	1.24%
Non-Performing Loans to Total Loans	1.39%	1.60%